Exhibit 16

              Letter of BDO Seidman, LLP Dated January 23, 2002

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BDO            BDO SEIDMAN, LLP             601 West Riverside Avenue, Suite 900
               Accountants and Consultants  Spokane, Washington  99201-0611
                                            Telephone:  (509) 747-8095
                                            Fax:  (509) 747-0415




                                January 23, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on January 18, 2002, to be filed by our former client, FirstBank NW Corp. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,



BDO Seidman, LLP

Spokane, Washington








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           Cooperation, Collaboration, Concentration, Communication(SM)